Exhibit 10.1

Indemnification Arrangement with Dr. Sehat Sutardja

Marvell Technology Group Ltd. (the “Company”) has agreed to indemnify Dr. Sehat Sutardja for reasonable fees and expenses that he may incur in challenging potential state and federal tax liabilities under Section 409A of the Internal Revenue Code in connection with his exercise of an option for the Company’s common shares.